Exhibit 99.2

September 14, 2004

PRIVATE AND CONFIDENTIAL

To: Mr. Robert Nikl

Dear Robert:

I am pleased to offer you a position, as an officer of the Company, of Senior Vice President, Chief Financial Officer reporting to me.

In this position, you will have the broad functional responsibilities that accompany the title of Sr. Vice President, CFO.

Asyst is pleased to offer you the following compensation package:

•	Base Salary: Your annual base salary will be $265,000 ($10,192.31 per pay period — 26 pay periods per year) with a performance appraisal in accordance with current company practice. Your date of commencement of employment would be determined upon acceptance of this offer.

•	Management Bonus Plan: Your target bonus is 50% of your annual base salary. You will be eligible to participate in the Company’s annual bonus plan for the fiscal year ending March 31, 2005 at a prorated target of 50% of your annual base salary. I will meet with you during the first few weeks of your employment to agree on your individual objectives for remainder of FY 2005. The bonus is payable in Company stock and/or cash, as determined by the Compensation Committee, and the payout is expected in June 2005, after the completion of FY05 year-end close and audit.

•	Stock Options: You will receive an option to purchase 200,000 shares of Company stock at the closing price of the stock on the NASDAQ on the date of commencement of your employment. The option will have a term of six (6) years, and the shares will vest ratably on each of the first four anniversaries of the grant date (i.e. 50,000 shares per year). However, the option, the vesting schedule and the exercise price per share of this option are subject to final approval by the Board of Directors and approval by our shareholders of certain amendments to the Company’s incentive stock option plans (which amendments are expected to be approved at our upcoming Annual Meeting on September 21, 2004).

Mr. Robert Nikl
September 14, 2004

Restricted Stock: Provided your date of commencement of employment is on or before October 1, 2004, you will also be eligible to receive a Restricted Stock Award of 15,000 shares of Asyst Common, at the par value of $.01 per share. These shares will vest 50 percent at the second anniversary of commencement of your employment, and 50 percent at the third anniversary of commencement of your employment, and will be subject to repurchase rights by the Company. This award, the vesting schedule and the purchase price per share are also subject to final approval by the Board of Directors and approval by our shareholders of certain amendments to the Company’s incentive stock option plans (which amendments are expected to be approved at our upcoming Annual Meeting on September 21, 2004). In addition, this award is subject to registration by the Company of the shares subject to the award, which is expected to be effected in November 2004.

Change of Control and Indemnity Agreements: As discussed, and subject to final approval by the Board of Directors, the Company will enter into a Change of Control Agreement and our standard Indemnity Agreement with you no later than October 14, 2004 , with terms and conditions consistent with our policies and practices for similar executive agreements.

•	Core Benefits: Asyst offers a very competitive benefits package, which would be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401K Plan available to employees interested in tax-deferred income and investment options. It is understood that all benefits are subject to change without notification.

To protect our mutual employment rights, employment with Asyst is “at will”. It is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

As a further condition of our offer and your initial and continuing employment with Asyst, you will be expected to sign and comply with certain agreements and all Asyst policies and procedures, concerning benefits, confidential information, assignment of inventions, arbitration of disputes, business conduct, among others. In this regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Proprietary Information Agreement, Agreement to Arbitrate Disputes and Claims, and Code of Business Conduct. These agreements, and the additional policies and procedures applicable to you at all times during employment with Asyst, contain important conditions effecting your employment and your legal rights in general. Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.

Mr. Robert Nikl
September 14, 2004

I am very optimistic that your contributions will play a significant part in the long-term success of Asyst. I hope that this offer meets with your expectations, and that your joining Asyst will provide you with personal, professional and financial returns in line with our mutual growth and successes.

Sincerely yours,

/s/ Stephen S. Schwartz	/s/ Donna Hamlin

Stephen S. Schwartz Chairman & Chief Executive Officer	Donna Hamlin VP, Human Resources

AGREED AND ACCEPTED:

/s/ Robert Nikl 9/20/04	9/22/04

Robert Nikl Date	Start Date

Attachments:	Proprietary Information Agreement Agreement to Arbitrate Disputes and Claims Code of Business Conduct